UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

BIGLARI HOLDINGS INC.
(Exact name of registrant as specified in its charter)

INDIANA	0-8445	37-0684070
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17802 IH 10 West, Suite 400 San Antonio, Texas		78257
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (210) 344-3400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                      Other Events.

On February 5, 2013, Biglari Holdings Inc. (the “Company”) filed a registration statement on Form S-3 with the Securities and Exchange Commission (the “SEC”) for a rights offering to its existing shareholders.  The rights offering will be made through the distribution of transferable subscription rights as a means of purchasing shares of the Company’s common stock at a subscription price to be decided. Assuming the rights offering is fully subscribed, the Company expects to receive gross proceeds of approximately $50 million, minus the expenses of the rights offering.  The net proceeds will be used for general corporate purposes as well as for making acquisitions or investments. The Company has not identified any acquisitions or investments for which it intends to use the offering proceeds. It is important to note that the Company is in the business of owning other businesses in whole and in part without regard to any particular industry.

The Company has postponed a special meeting to implement a dual class structure of its common stock and thus gain increased flexibility in structuring acquisitions and financing transactions. In the absence of a dual class structure, the Company intends to conduct a rights offering as an alternative means of financing future acquisitions or investments to augment the Company’s growth.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective.  Before the registration statement becomes effective, the securities may not be sold, nor may offers to buy be accepted. The rights will be issued to all shareholders as of a record date, yet to be determined.  The exercise price of the shares also has yet to be determined.  We will provide notice of the record date and exercise price in the future, as yet to be determined.  This filing shall not constitute an offer to sell, nor shall it constitute the solicitation of an offer to buy. The Company will not conduct any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

February 5, 2013	BIGLARI HOLDINGS INC.

	By:	/s/ Bruce Lewis
		Name:	Bruce Lewis
		Title:	Controller